Exhibit 28(d)(xxxviii)

SUBADVISORY FEE WAIVER AGREEMENT

This SUBADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is dated as of June 1, 2017, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC. (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and Seasons Series Trust (the “Trust”) are parties to that certain Investment Advisory and Management Agreement dated January 19, 2010 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the portfolios set forth on Schedule A hereto, each a series of the Trust (each, a “Portfolio,” and collectively, the “Portfolios”); and

WHEREAS, the Adviser has entered into a Subadvisory Agreement with the Subadviser dated June 16, 2003 (as amended from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to each of the Portfolios; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to the Portfolios, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, as a means to complying with the Department of Labor’s final rule expanding ERISA’s definition of investment advice fiduciary (the “Final Rule”),I the Subadviser is proposing to waive a portion of its Subadvisory Fee (the “Fee Waiver”) with respect to each Portfolio’s Plan Owned Portfolio Shares, as defined below, and the Adviser has agreed to accommodate this request, including by assisting the Subadviser with the administration and calculation of the Fee Waiver with respect to such shares and in accordance with the terms set forth herein; and

WHEREAS, the Adviser has agreed to contractually waive a portion of the management fee it collects on behalf of the Funds in an amount equal to the Fee Waiver as set forth in the Advisory Fee Waiver Agreement between the Trust and the Adviser dated June 1, 2017.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The Subadviser hereby agrees to waive the portion of the Subadvisory Fee otherwise payable to it by the Adviser with respect to each Portfolio in an amount equal to the amount of the Subadvisory Fee attributable to the value of the shares of each Portfolio that are beneficially owned by qualified employer-sponsored retirement plans and IRAs (“Plans”) that are held through separate accounts of the Adviser’s affiliates, American General Life Insurance Company, a Texas life insurer, and The United States Life Insurance Company in the City of New York, a New York life insurer,

[1]	Definition of the Term ‘Fiduciary’; Conflict of Interest Rule – Retirement Investment Advice, 81 Fed. Reg. 20946 (Apr. 8, 2016), codified at 29 C.F.R. 2510.3-21, as amended.

under variable insurance contracts sold to the Plans by J.P. Morgan Securities, LLC, an affiliate of the Subadviser that is the broker-dealer of record for such shares (“Plan Owned Portfolio Shares”), for the period described in Paragraph 4 hereof.

2.	In order to assist the Subadviser in administering the Fee Waiver, the Adviser hereby agrees to calculate the waiver, based on the average net asset value of the Plan Owned Fund Shares during the previous calendar month as calculated by the Adviser. Subadviser agrees that it will provide Adviser with a list, to be updated as needed from time to time, of its affiliates that have sold variable insurance contracts to the Plans. The Adviser will send a statement of its calculation of the amount of the Fee Waiver to the Subadviser at the time of its payment of the Subadvisory Fee to the Subadviser. Subadviser agrees that it shall be responsible for promptly examining each such statement for accuracy and correctness of the contents thereof and advising Adviser of any errors or exceptions therein within twenty (20) days after delivery of any such statement. The foregoing shall not be construed to prevent the Parties from mutually agreeing to amend or correct such statements if there has been manifest error or willful misconduct in the preparation thereof.

3.	In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Subadviser (or to its officers, directors, agents, employees, controlling persons and any other person or entity affiliated with the Subadviser), the Trust, the Portfolios or the shareholders of the Portfolios for any act or omission in the course of performing its its obligations and duties hereunder. The Subadviser shall indemnify and hold harmless the Trust, the Adviser and any affiliates of the Adviser (and their officers, directors, agents, employees and controlling persons) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) (“Losses”), including, but not limited to, Losses resulting from claims brought by or on behalf of the Trust, a Portfolio or Portfolios, or shareholders of any Portfolio or Portfolios, directly resulting from the Fee Waiver or Adviser’s performance of its obligations and duties under this Agreement except for Losses directly resulting from the Adviser’s disabling conduct.

4.	This waiver will be effective as of the first business day of the month in which the Fiduciary Rule takes effect and will continue until terminated in accordance with the terms hereof. Either party may terminate this Agreement at any time on sixty (60) days’ prior written notice to the other party. This Agreement may also be terminated at any time by the vote of a majority of the Trustees of the Trust, on behalf of any of the Portfolios at any time on sixty (60) days’ prior written notice to the Subadviser. This Agreement will automatically terminate with respect to a Portfolio upon the termination of the Subadvisory Agreement.

5.	This Agreement shall be construed in accordance with the laws of the State of New York.

6.	This Agreement may be amended by mutual consent of the parties hereto in writing. Any such amendment shall have prospective effect only, and shall not apply to amounts subject to the waiver described herein prior to execution of the amendment. In addition, the parties mutually agree that the Subadviser shall provide the Adviser with 60 days advance written notice of any amendment to Paragraph 1 of this Agreement with respect to the identity of the affiliate of the Subadviser that sold (or in the future will sell) variable annuity contracts holding Plan Owned Portfolio Shares to the Plans.

Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:
Name:	Steven M. Kluever
Title:	Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Name:	Ana Brands
Title:	Vice President

Schedule A

1.	Multi-Managed Growth Portfolio
2.	Multi-Managed Moderate Growth Portfolio
3.	Small Cap Portfolio